Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Gaylord Entertainment Company Amended and Restated 2006 Omnibus Incentive Plan of our reports dated February 25, 2011, with respect to the consolidated financial statements of Gaylord Entertainment Company and the effectiveness of internal control over financial reporting of Gaylord Entertainment Company included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Nashville, Tennessee
May 6, 2011